Exhibit (d)(2)

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT, dated as of March 25, 2016 (this “Agreement”), among Biotelemetry, Inc., a Delaware corporation (“Parent”), Biotelemetry Research Acquisition Corporation, a Delaware corporation (“Merger Sub”), and Loeb Investors Company 147, LP, a Delaware limited partnership (the “Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or amended and restated, the “Merger Agreement”), with VirtualScopics, Inc., a Delaware corporation (the “Company”), Parent has requested that the Stockholder, and the Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.001 per share, of the Company that the Stockholder Beneficially Owns (as defined in Section 6.10 below) at any time during the Support Period (as defined in Section 6.10 below);

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings set forth in Section 6.10 hereof; and

WHEREAS, the Company Board has approved the terms of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01 Tender of Shares. The Stockholder agrees: (i) to promptly (and, in any event, not later than ten (10) Business Days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the outstanding shares of Company Common Stock Beneficially Owned by the Stockholder (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent the Stockholder from tendering the Stockholder’s shares of Company Common Stock in accordance with this Agreement or otherwise complying with the Stockholder’s obligations under this Agreement); and (ii) if the Stockholder acquires Beneficial Ownership of any additional outstanding shares of Company Common Stock during the Support Period, to promptly (and, in any event, not later than three (3) Business Days after the acquisition of Beneficial Ownership of such additional outstanding shares of Company Common Stock) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional shares of Company Common Stock (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent the Stockholder from tendering its shares of Company Common Stock in accordance with this Agreement or otherwise complying with the Stockholder’s obligations under this Agreement).

Section 1.02 No Withdrawal. The Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any shares of Company Common Stock from the Offer unless and until (i) the Offer expires without Merger Sub having accepted for payment any shares of Company Common Stock tendered in the Offer or (ii) termination of this Agreement in accordance with Section 6.03 hereof.

Section 1.03 Conditional Obligation. The Stockholder acknowledges and agrees that Merger Sub’s obligation to accept for payment of shares of Company Common Stock tendered into the Offer, including any shares of Company Common Stock tendered by the Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

ARTICLE 2

VOTING AGREEMENT; GRANT OF PROXY

Section 2.01. Voting Agreement. The Stockholder hereby agrees that, during the Support Period, the Stockholder agrees to vote any outstanding shares of Company Common Stock Beneficially Owned by the Stockholder in favor of, or execute a written consent in lieu thereof, the Merger and the Merger Agreement. The Stockholder hereby further agrees that, during the Support Period, the Stockholder will not vote any outstanding shares of Company Common Stock Beneficially Owned by the Stockholder in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Company Takeover Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger or (iii) corporate action the consummation of which would prevent or materially delay the consummation, of any of the transactions contemplated by this Agreement and the Merger Agreement. The Stockholder shall use its commercially reasonable efforts to ensure that, during the Support Period, any other Person having voting power with respect to any outstanding shares of Company Common Stock Beneficially Owned by the Stockholder will not vote any such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iii) of the preceding sentence.

Section 2.02. Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any and all previous proxies granted with respect to the outstanding shares of Company Common Stock Beneficially Owned by the Stockholder. By entering into this Agreement, the Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the outstanding shares of Company Common Stock Beneficially Owned by the Stockholder. The proxy granted by the Stockholder pursuant to this Article 2 is irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by the Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01 above. The proxy granted by the Stockholder shall be revoked, terminated and of no further force or effect, automatically and without further action, upon termination of this Agreement in accordance with Section 6.03 hereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent that:

Section 3.01. Authorization. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the powers of the Stockholder and, if applicable, have been duly authorized by all necessary corporate, limited liability company, partnership or other action. This Agreement constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally, to rules of law governing specific performance, injunctive relief and other equitable remedies, to the federal securities laws and rules promulgated thereunder, including but not limited to, any withdrawal rights under the tender offer rules. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 3.02. Non-Contravention. The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, or other comparable charter or organizational documents, of the Stockholder, if any, (ii) violate any applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Stockholder is entitled under any provision of any Contract binding on the Stockholder or any of the Stockholder’s properties or assets, including the shares of Company Common Stock Beneficially Owned by the Stockholder.

Section 3.03. Ownership of Shares. The Stockholder is the Beneficial Owner of the shares of Company Common Stock as set forth on Exhibit A attached hereto and incorporated herein by reference, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the shares of Company Common Stock Beneficially Owned by the Stockholder), except for any applicable restrictions on transfer under the federal or state securities laws and the rules and regulations promulgated thereunder that would not in any event prevent the Stockholder from tendering the Stockholder’s shares of Company Common Stock in accordance with this Agreement or otherwise complying with the Stockholder’s obligations under this Agreement.

Section 3.04. Total Shares. Except for the shares of Company Common Stock set forth on Exhibit A attached hereto and incorporated herein by reference, the Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.05. No Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Merger Sub represent and warrant to the Stockholder:

Section 4.01. Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 5

COVENANTS OF THE STOCKHOLDER

The Stockholder hereby covenants and agrees that:

Section 5.01. No Proxies for, Encumbrances on or Disposition of Shares. During the Support Period, except pursuant to the terms of this Agreement, the Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any shares of Company Common Stock Beneficially Owned by the Stockholder, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such shares of Company Common Stock or (c) take any other action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder, or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions. Without limiting the generality of the foregoing, during the Support Period, the Stockholder shall not tender, agree to tender or cause or permit to be tendered any shares of Company Common Stock Beneficially Owned by the Stockholder into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer. Notwithstanding the foregoing, the Stockholder may transfer shares of Company Common Stock held by the Stockholder to a trust for the benefit of the Stockholder; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 5.02. Other Offers. Neither the Stockholder (in the Stockholder’s capacity as such), nor any of the Stockholder’s Subsidiaries, if any, shall, nor shall the Stockholder or any of the Stockholder’s Subsidiaries, if any, authorize any of their or their respective Representatives to, and the Stockholder shall instruct, and cause each applicable Subsidiary of the Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) directly or indirectly solicit, initiate or knowingly facilitate or encourage the submission to the Company of any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, Company Takeover Proposal; (ii) participate in any discussions or negotiations regarding, furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries with respect to or in connection with, or take any other action intended to facilitate or encourage the submission to the Company of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, any Company Takeover Proposal; or (iii) enter into any agreement, arrangement or understanding with respect to any Company Takeover Proposal. The Stockholder shall, and shall cause its Subsidiaries, if any, and Representatives to immediately: (i) cease all discussions and negotiations regarding any inquiry, proposal or offer pending on the date of this Agreement that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal; and (ii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. Nothing in this Agreement shall be construed to prohibit the Stockholder or any of the Stockholder’s Representatives who is an officer or member of the Company Board from taking any action in his or her capacity as an officer or member of the Company Board or, subject to the provisions and limitations set forth in the Merger Agreement, from taking any action with respect to any Company Takeover Proposal as an officer of the Company or member of the Company Board.

Section 5.03. Communications. The Stockholder, and each of the Stockholder’s Subsidiaries, if any, shall not, and shall cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent. The Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of: (a) the Stockholder’s identity; (b) the Stockholder’s Beneficial Ownership of shares of Company Common Stock; and (c) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document. Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement.

Section 5.04. Additional Shares. In the event that the Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional shares of Company Common Stock or other interests in or with respect to the Company, such shares of Company Common Stock or other interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of shares of Company Common Stock Beneficially Owned by the Stockholder set forth on the signature page hereto will be deemed amended accordingly. The Stockholder shall promptly notify Parent and Merger Sub of any such event.

Section 5.05. Waiver of Appraisal and Dissenters’ Rights and Actions. The Stockholder hereby (i) irrevocably waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any shares of Company Common Stock Beneficially Owned by the Stockholder or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Proceeding, against Parent, Merger Sub, the Company or any of their respective successors or assigns relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are several and not joint. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” has the inclusive meaning represented by the phrase “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 6.02. Further Assurances. The Stockholder shall, to the extent requested by Parent, promptly upon request, surrender the certificates representing the shares of Company Common Stock owned of record by the Stockholder, and use commercially reasonable efforts to request the certificates representing any other outstanding shares of Company Common Stock Beneficially Owned by the Stockholder, to be surrendered so that the transfer agent for such shares may affix thereto an appropriate legend referring to this Agreement.

Section 6.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate automatically with respect to the Stockholder upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) any Adverse Recommendation Change made in accordance with Section 5.2 of the Merger Agreement, (iv) the acquisition by Parent of all of the outstanding shares of Company Common Stock Beneficially Owned by such Stockholder, whether pursuant to the Offer or otherwise or (v) the entry, without the prior written consent of such Stockholder, into any amendment or modification to the Merger Agreement or any waiver of any of the Company’s rights under the Merger Agreement, in each case, that reduces the amount, changes the form or otherwise adversely effects the consideration payable to the Stockholder under the Merger Agreement as in effect on the date hereof; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination and this Section 6.03 shall survive any termination of this Agreement.

Section 6.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that the Stockholder may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of Parent except in accordance with the terms of this Agreement. Any assignment, delegation or transfer in violation of the foregoing shall, to the fullest extent permitted by applicable Law, be null and void.

Section 6.06. Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of any law other than the law of the State of Delaware.

Section 6.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.09. Specific Performance. The parties hereto agree that irreparable damage to Parent or Merger Sub would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by the Stockholder in accordance with the terms hereof, and that each of Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Merger Sub may be entitled at law or in equity. The Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Sub.

Section 6.10. Defined Terms. For the purposes of this Agreement:

(i) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(ii) The Stockholder shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if the Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” with respect to the investment authority of such security (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(iii) “Support Period” shall mean the period from the date of this Agreement through the date upon which this Agreement terminates in accordance with its terms.

Section 6.11. Action in the Stockholder’s Capacity Only. The Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. The Stockholder signs this Agreement solely in its capacity as a Beneficial Owner of the shares of Company Common Stock Beneficially Owned by the Stockholder, and nothing herein shall limit or affect any actions taken in the Stockholder’s capacity as an officer or director of the Company, including complying with or exercising the Stockholder’s fiduciary duties as a member of the Company Board.

Section 6.12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

if to Parent or Merger Sub, to:

Biotelemetry, Inc.

1000 Cedar Hollow Rd.

Suite 102

Malvern, PA 19355

(610) 729-7000

Attn:	Peter Ferola, Senior Vice President, General Counsel and Secretary

Email:	peter.ferola@biotelinc.com

a copy to:

Greenberg Traurig, P.A.

401 East Las Olas Boulevard

Suite 2000

Ft. Lauderdale, FL

Attention:	Flora R. Perez
Matthew Miller

Email:	perezf@gtlaw.com
millerma@gtlaw.com

if to the Stockholder, to:

Loeb Investors Company 147, LP

c/o Loeb Holding Corp.

125 Broad Street, 14th Floor

New York, New York 10004

(212) 483-7000

with a copy to:

Woods Oviatt Gilman LLP

700 Crossroads Building

2 State Street

Rochester, New York 14614

Attention:	Gregory W. Gribben
Sean D. Jensen

Email:	ggribben@woodsoviatt.com
sjensen@woodsoviatt.com

Section 6.13. Submission to Jurisdiction. To the fullest extent permitted by applicable Law, each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware for any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees not to commence any Proceeding relating thereto except in such court and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail, or otherwise in the manner provided for notices in Section 6.12 hereof, shall be effective service of process for any such Proceeding brought against it in any such court, (iv) waives any objection which it may now or hereafter have to the laying of venue of any such Proceeding in such courts and (v) agrees not to plead or claim in any court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 6.14 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.16. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.17. No Ownership Interest. All rights, ownership and economic benefits of and relating to the shares of Company Common Stock Beneficially Owned by the Stockholder at a given time shall remain vested in and belong to the Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the shares of Company Common Stock Beneficially Owned by the Stockholder, except as otherwise specifically provided herein, or in the performance of the Stockholder’s duties or responsibilities as stockholder of the Company.

Section 6.18 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Biotelemetry, Inc., a Delaware corporation

By:	/s/ Peter Ferola
	Name:	Peter Ferola
	Title:	Secretary

Biotelemetry Research Acquisition Corporation, a Delaware corporation

By:	/s/ Peter Ferola
	Name:	Peter Ferola
	Title:	Secretary

STOCKHOLDER:

Loeb Investors Company 147, LP

By: Loeb Holding Corp., its General Partner

By:	/s/ Bruce Lev
	Name:	Bruce Lev
	Title:	Managing Director

Exhibit A

Name	Shares Beneficially Owned	Shares Owned of Record	Shares subject to Company Options
Loeb Investors Company 147, LP	0	492,031	0